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                  [LETTERHEAD OF BLAKE, CASSELS AND GRAYDON]



August 19, 1997



MSR Exploration Ltd.
500 Main Street, Suite 200
Fort Worth, Texas
U.S.A.  76102

Ladies and Gentlemen:

    RE:  TAX SUMMARY IN REGISTRATION STATEMENTS ON FORM S-4

    We have acted as Canadian counsel to MSR Exploration Ltd. (the "Company") in connection with the preparation of the proxy statement/prospectus forming a part of the registration statements on Form S-4 of each of the Company and Mercury Montana, Inc. ("Mercury") (File Nos. 333-29769 and 333-29783) (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") in connection with the Continuance and the Merger pursuant to that certain Merger Agreement dated March 26, 1997, among the Company, Mercury and Mercury Exploration Company as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of June 17, 1997 (the "Agreement"). In particular, we have aided in the preparation of the discussion in the Registration Statement under the heading "Material Canadian Federal Income Tax Consequences of the Continuance and the Merger" (the "Tax Summary").

    In our capacity as stated above, we have been asked to render our opinion with respect to the material Canadian federal income tax considerations of the receipt and ownership of Continued Common Stock and Surviving Corporation Common Stock, that are generally applicable to Company shareholders. As the basis for the opinions expressed hereinafter, we have examined the Agreement and the Registration Statement and have conducted such factual and legal research as we have deemed appropriate. In rendering the opinions expressed below, we have assumed that the Company shareholders will be treated in accordance with the terms and provisions of the Agreement and the Registration Statement and that there are no changes in the facts, representations and assumptions stated herein or in the Agreement or in the Registration

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Statement.  Except as otherwise provided, capitalized terms shall have the same meaning as set forth in the Agreement and the Registration Statement.

    We hereby confirm, in all material respects, our opinion in respect of the Canadian income tax consequences of the transactions described in the registration statement as set forth in the Tax Summary. Our opinion represents and is based upon our best judgment regarding the application of Canadian federal income tax laws arising under the INCOME TAX ACT (Canada), existing judicial decisions, administrative regulations and published rulings and procedures. It is possible that contrary positions may be taken by Revenue Canada and that a court may agree with such contrary positions. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

    This opinion is furnished to you solely for your benefit and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our firm name in the Tax Summary.

                                      Yours very truly,

                                      BLAKE, CASSELS & GRAYDON



                                      Per:  Ronald W.K. Mar





RWM:deo